Exhibit 5.1

Proskauer Rose LLP 1001 Pennsylvania Avenue, NW, Suite 600 South Washington, DC 20004-2533

December 15, 2020 Gladstone Capital Corporation 1521 Westbranch Drive, Suite 100 McLean, VA 22101	d 202.416.6800 f 202.416.6899 www.proskauer.com

Re: Gladstone Capital Corporation 5.125% Notes due 2026

Dear Ladies and Gentlemen:

We have acted as special counsel for Gladstone Capital Corporation, a Maryland corporation (the “Company”), in connection with the issuance of $100,000,000 aggregate principal amount of 5.125% notes due 2026 (the “Notes”) pursuant to the registration statement on Form N-2 (File No. 333-228720) (as amended, the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 7, 2018 and the final prospectus supplement, dated December 8, 2020 (including the base prospectus filed therewith, the “Prospectus Supplement”), filed with the Commission under the Securities Act on December 9, 2020.

The Notes are to be issued pursuant to the provisions of the indenture, dated November 6, 2018, between the Company and U.S. Bank National Association, as trustee (the “Trustee”) (the “Base Indenture”), as supplemented by the third supplemental indenture, dated December 15, 2020, between the Company and the Trustee (together with the Base Indenture, the “Indenture”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement,

(ii)	the Prospectus Supplement,

(iii)	the Indenture,

(iv)	a specimen of the form of the Notes and

(v)

such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or

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Gladstone Capital Corporation

December 15, 2020

photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto (a) are duly organized and existing in good standing in their respective jurisdictions of incorporation or formation, (b) have complied with all aspects of the laws of their respective jurisdictions of incorporation or formation in connection with the issuance of the Notes and the related transactions and (c) had the power, corporate or other, to enter into and perform all obligations thereunder, and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by the parties thereto of such documents and the validity and binding effect thereof on such parties. To the extent our opinions set forth below relate to the enforceability of the choice of New York law and choice of New York forum provisions of the Indenture and the Notes, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the State of New York in connection with the transactions contemplated by the Indenture. As to facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company, public officials and others.

Our opinions set forth herein are limited to the laws of the State of New York that, in our experience, are applicable to the Notes and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Covered Law”). We do not express any opinion with respect to the law of any jurisdiction other than the Covered Law or as to the effect of any such non-covered law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and assuming that (i) the Indenture and the Notes have been duly authorized, executed and delivered by each of the Company and the Trustee and (ii) the Notes have been authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof, we are of the opinion that the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof.

The opinion set forth above is subject, as to enforcement, to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers), (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought, and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

Gladstone Capital Corporation

December 15, 2020

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Proskauer Rose LLP

Washington, D.C.